Exhibit 99.1

NEXGEL Reports Third Quarter 2022 Financial Results

Revenue increased 69.6% YoY while gross profit margin improved both sequentially and YoY to 26%

LANGHORNE, Pa. – November 8, 2022 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced its financial results for the third quarter ended September 30, 2022.

Adam Levy, NEXGEL Chief Executive Officer, commented, “We are pleased to report yet another quarter of year-over-year revenue growth. During the third quarter revenue grew 69.6% while our gross profit margin improved both sequentially and year-over-year, with a gross profit margin of 26% for the three months ended September 30, 2022. At quarter-end, we had $7.4 million in cash and cash equivalents and marketable securities, which provides us ample runway through 2024 and supports our strategic investments in R&D to drive future growth. We expect to grow revenue in 2023 and margins to expand as we continue to scale while realizing the benefits from our fixed facility expense structure.”

Third Quarter 2022 and Recent Operational Highlights

●	Appointed Dr. Neil Chesen and Dr. Leonard Nelson to the Company’s Scientific Advisory Board.
●	Launched MEDAGEL Hydroliner Pro Pads for the protection of eyelashes during cosmetic extension and lift and tint services. These under-eye pads provide powerful, yet skin-friendly adhesion aimed at isolating the lower lashes.
●	Subsequent to quarter-end, NEXGEL reported positive results from its proof-of-concept study comparing its diclofenac hydrogel patches designed to treat pain indications such as arthritis, joint pain, muscle aches and more against leading commercially available topical treatment.
●	Developed a new, proprietary hydrogel eye patch to treat amblyopia, a type of poor vision that typically occurs in one or both eyes often referred to as lazy eye, that is much gentler on the skin and is manufactured without the use of harsh chemicals or painful adhesives.
●	SAGE Journals’ Scars, Burns and Healing publication, a peer-reviewed journal that focuses on scar and burns research, published new data from a study evaluating the impact of NEXGEL’s SilverSeal® hydrogel dressing on postoperative scarring and complications. The results demonstrated significant scar improvement in patients treated with SilverSeal.

Third Quarter 2022 Financial Highlights

Revenue for the three months ended September 30, 2022 was $568 thousand, an increase of 69.6%, when compared to $233 thousand for the three months ended September 30, 2021. The increase in overall revenue was due to sales growth in branded consumer products.

Gross profit was $148 thousand for the three months ended September 30, 2022, representing a 26% gross profit margin, compared to a gross profit loss of $57 thousand for the same period in 2021. The improvement was primarily due to higher volume of contract manufacturing sales relative to fixed costs. The Company anticipates continued improvement in gross margins due to both increased revenue against fixed facility expenses and larger production runs on commercially proven products.

Cost of revenues was $420 thousand for the three months ended September 30, 2022, compared to $392 thousand for the three months ended September 30, 2021. The year-over-year increase reflects the higher sales generated in the current year.

Total operating expenses, including R&D and SG&A expenses, increased to $1.2 million for the three months ended September 30, 2022, compared to $553 thousand for the same period in 2021. Increased selling, general and administrative expenses during the period was primarily attributable to an increase of franchise tax expense, increased research and development investment and the costs for professional fees and other administrative expenses in the current period associated with public company governance requirements.

During the third quarter, the Company incurred $220 thousand of franchise tax expense due to the Company’s IPO and related increase in gross assets. In August 2022, the Company reduced its authorized shares at its annual meeting therefore in 2023 franchise tax liability is expected to decrease to approximately $28 thousand on a similar asset base.

Compensation and benefits increased by $31 thousand, or 35.6%, to $118 thousand for the three months ended September 30, 2022, mainly due to the larger number of employees compared to the prior year and as officer compensation increased related to contract renewals. Share-based compensation increased by $40 thousand, or 88.9%, to $85 thousand for the three months ended September 30, 2022.

Other Expenses and professional fees increased by $367 thousand, or 87.8%, to $785 thousand for the three months ended September 30, 2022, compared to $418 thousand for the same period in 2021. This was primary due to an increase in professional fees in connection with our NASDAQ up-listing, which was completed in December 2021, and the aforementioned franchise tax.

Research and development expenses increased to $193 thousand for the three months ended September 30, 2022, compared to $0 for the three months ended September 30, 2021. The increase is due to the initiation of two proof of concept studies for drug delivery candidates utilizing our hydrogel technology.

As of September 30, 2022, NEXGEL had $7.4 million of cash and cash equivalents and marketable securities, which includes an investment in treasuries of $6 million.

As of November 8, 2022 NEXGEL had 5,572,234 shares of common stock outstanding.

NEXGEL Third Quarter 2022 Results Conference Call Details

Management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its quarterly operational and financial results for the third quarter 2022.

Date: November 8, 2022

Time: 4:30 P.M. ET

Live Call: +1-866-575-6539 (U.S. Toll Free) or +1-323-794-2551 (International)

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1581243&tp_key=7e1a2a26a1

For interested individuals unable to join the conference call, a replay will be available through November 15, 2022, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 1455990. An archived version of the webcast will also be available on NEXGEL’s Investor Relations site: https://ir.nexgel.com/ .

About NEXGEL, INC.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons including the impact of the COVID-19 pandemic. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

Media Contacts:

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

212.896.1241 / 516.779.2630

ckasunich@kcsa.com / rcona@kcsa.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021

(Unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
ASSETS:
Current Assets:
Cash and cash equivalents	$1,427	$13,350
Marketable securities	5,985	-
Accounts receivable, net	265	209
Inventory	399	291
Prepaid expenses and other current assets	239	77
Total current assets	8,315	13,927
Goodwill	311	311
Intangibles, net	23	33
Property and equipment, net	737	723
Operating lease - right of use asset	1,785	1,926
Other assets	63	63
Total assets	$11,234	$16,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$358	$254
Accrued expenses and other current liabilities	164	62
Convertible notes payable	-	2,037
Notes payable, current portion	14	10
Warrant liability	372	318
Operating lease liability, current portion	207	207
Total current liabilities	1,115	2,888
Long-Term Liabilities:
Operating lease liability, net of current portion	1,632	1,744
Notes payable, net of current portion	269	266
Total long-term liabilities	1,901	2,010
Total liabilities	3,016	4,898

Commitments and Contingencies (Note 14)	-	-

Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 25,000,000 shares authorized; 5,572,234 shares issued and outstanding as of both September 30, 2022 and December 31, 2021	6	6
Additional paid-in capital	19,122	18,891
Accumulated deficit	(10,910)	(6,812)
Total stockholders’ equity	8,218	12,085
Total liabilities and stockholders’ equity	$11,234	$16,983

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues, net	$568	$335	$1,524	$1,018

Cost of revenues	420	392	1,304	1,113

Gross (loss)/profit	148	(57)	220	(95)

Operating expenses
Research and development	193	-	328	17
Selling, general and administrative	992	553	2,459	1,571
Total operating expenses	1,185	553	2,787	1,588

Loss from operations	(1,037)	(610)	(2,567)	(1,683)

Other expense, net
Interest expense	(242)	(534)	(1,334)	(1,052)
Loss on debt extinguishment	-	-	(150)	(25)
Warrant modification expense	(57)	-	(57)	-
Debt discount costs	-	-	-	(68)
Other income	-	-	2	147
Gain on investments in marketable securities	5	-	5	-
Changes in fair value of warrant liability	104	2	3	10
Total other expense, net	(190)	(532)	(1,531)	(988)
Loss before income taxes	(1,227)	(1,142)	(4,098)	(2,671)
Income tax expense	-	-	-	-
Net loss	$(1,227)	$(1,142)	(4,098)	(2,671)
Net loss per common share - basic	$(0.22)	$(0.38)	(0.74)	(0.91)
Net loss per common share - diluted	$(0.22)	$(0.38)	(0.74)	(0.91)
Weighted average shares used in computing net loss per common share - basic	5,572,234	2,979,371	5,572,234	2,942,057
Weighted average shares used in computing net loss per common share – diluted	5,572,234	2,979,371	5,572,234	2,942,057

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net loss	$(4,098)	$(2,671)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	84	206
Changes in ROU asset and operating lease liability	29	16
Share-based compensation	231	229
Changes in fair value of warrant liability	(3)	(10)
Amortization of deferred financing costs	1,325	1,058
Warrant modification expense	57	-
Loss on extinguishment of debt	150	25
Gain on investments in marketable securities	(5)	-
Forgiveness of debt	-	(147)
Beneficial conversion feature in excess of face value	-	52

Changes in operating assets and liabilities:
Accounts receivable	(56)	(121)
Inventory	(108)	(28)
Prepaid expenses and other current assets	(162)	39
Accounts payable	104	(145)
Accrued expenses and other current liabilities	109	(21)
Deferred revenue	-	(38)

Net Cash Used in Operating Activities	(2,343)	(1,556)

Investing Activities
Investment in marketable securities	(6,980)	-
Proceeds from sale of marketable securities	1,000	-
Capital expenditures	(88)	(390)
Net Cash Used in Investing Activities	(6,068)	(390)

Financing Activities
Issuance of common stock, net of issuance costs	-	285
Proceeds from notes payable	-	15
Principle payment of notes payable	(3,512)	-
Proceeds from notes payable (PPP)	-	127
Proceeds from convertible notes	-	2,957
Payment of financing costs	-	(115)
Principal payment on convertible notes	-	(100)
Net Cash Provided by (Used In) Financing Activities	(3,512)	3,169
Net Increase (Decrease) in Cash and Cash Equivalents	(11,923)	1,223
Cash and Cash Equivalents – Beginning of period	13,350	32
Cash and Cash Equivalents – End of period	$1,427	$1,255
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	-	-
Taxes	-	-

Supplemental Non-cash Investing and Financing Activities
Fair value of beneficial conversion and warrant features of convertible notes payable	$-	$2,587
Original issue discounts recognized on convertible notes payable	$-	$653
Warrants issued for debt and equity financing costs	$-	$203
Operating lease, ROU assets and liabilities	$-	$2,050